Exhibit 10.1

Form of Relocation Repayment Agreement
PLAN A RELOCATION REPAYMENT AGREEMENT

By accepting financial assistance from Fannie Mae to relocate my family and residence to the destination office location area, (“Relocation Benefits”), I affirm that it is my Intention to remain with Fannie Mae for a reasonable period as provided below. Accordingly, I acknowledge and agree that payment of Relocation Benefits by Fannie Mae to me (or to others on my behalf) are conditioned upon my continued employment with Fannie Mae for a minimum of eighteen months (18) from my Start Date or the effective date of my transfer to destination office location whichever is later.
I understand in the event that I voluntarily terminate my employment or am involuntarily terminated for misconduct within this eighteen (18) month period, I hereby promise to reimburse Fannie Mae within 30 days after my employment terminates for the Relocation Benefits distributed to me or on my behalf according to the following schedule:

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If my employment terminates based on one of the aforementioned reasons anytime within the first twelve months from my Start Date or Transfer Effective Date, I promise to reimburse Fannie Mae 100% of the Relocation Benefits paid to me (or on my behalf).

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If my employment terminates based on one of the aforementioned reasons from the thirteenth month through the eighteenth month from my Start Date or Transfer Effective Date, I promise to repay Fannie Mae for 50% of the Relocation Benefits paid to me (or on my behalf).

I understand and agree that all relocation benefits extended to me by Fannie Mae are gratuitous; and neither the extension of Relocation Benefits nor this agreement shall be construed to obligate Fannie Mae to retain me in its employ for any specified period of time. Fannie Mae, at any time, may terminate the employment relationship with or without cause and with or without notice.

EMPLOYEE NAME (Please Print):

SIGNATURE:

DATE OF SIGNATURE:

START or TRANSFER DATE:

RELOCATION DATE: